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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

Media Relations Contact:      Investor Relations Contact:    PR Agency Contact:
Peggy Quimet                  Frank Yoshino                  Judy Smith
Vice President, Marketing     Treasurer                      JPR Communications
714-693-2786                  714-693-2775                   818-386-0403
pouimet@mti.com               fyoshino@mti.com               JPRCommun@aol.com

                  MTI TECHNOLOGY ANNOUNCES STOCKHOLDER LAWSUIT

ANAHEIM, Calif., August 10, 2000 -- MTI Technology Corp. (Nasdaq:MTIC) announced today that class action complaints have been filed against the Company and certain officers, alleging violations of provisions of the Securities and Exchange Act of 1934, and the rules promulgated thereunder, in connection with certain statements made during the periods from January 26, 2000 through July 27, 2000, in the case of the complaints filed in California, and from July 22, 1999 to May 24, 2000, in the case of the complaint filed in Delaware. The complaints received to date, filed between July 31, 2000 and August 3, 2000, in the U.S. District Courts for the Central District of California and the District of Delaware, allege that the defendants were aware of certain adverse information which they failed to disclose. The complaints received to date do not specify the amount of damages being sought. While not all of the complaints have been served on the Company, the Company has obtained copies of certain of the complaints from the courts. The Company believes that the lawsuits are without merit and intends to defend the suits vigorously.

ABOUT MTI TECHNOLOGY CORPORATION

         MTI's mission is to provide Continuous Access to Online Information(SM) through fault-tolerant, cross-platform data storage servers for the enterprise. MTI develops, manufactures, sells and services data server solutions for Global 2000 companies on a worldwide basis. Headquartered in Anaheim, California, the Company offers services and support from more than 40 offices in the United States and Europe and complies with ISO 9001 quality system standards. MTI may be reached by phone: 800-999-9MTI or 714-970-0300, fax: 714-693-2256 or e-mail:
info@mti.com. Information can also be accessed via MTI Online, the Company's World Wide Web server on the Internet at: www.mti.com.